UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to 240.14a-12

MDI, INC.
(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1) Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of MDI, Inc.

2) Aggregate number of securities to which transaction applies: [] shares of MDI, Inc. common stock

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11   (set forth the amount on which the filing fee is calculated and state how it was determined): To be determined

4) Proposed maximum aggregate value of transaction: To Come.

5) Total fee paid: To Come.

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

August  , 2009

Dear MDI, Inc.  Stockholder:

A special meeting of stockholders has been scheduled for Thursday, September 24, 2009, at 10:00 a.m., central daylight savings time, at the Spring Suites by Marriott, 11426 IH-10 West, San Antonio, Texas 78230.  At the special meeting, we will ask you to consider and vote on a single proposal to (i) approve and adopt the Agreement and Plan of Merger, or merger agreement, dated as of August 10, 2009, by and among MDI, Inc., ANI Merger Sub, Inc.,  a wholly owned subsidiary of MDI, Inc., and Almana Networks International, Inc., providing for the acquisition of Almana Networks International, Inc. by MDI, Inc. through the merger of Almana Networks International, Inc. with and into ANI Merger Sub, Inc., and (ii) approve and adopt the Securities Purchase Agreement, or spin out purchase agreement, to be dated as of August 10, 2009, by and between MDI, Inc. and 214 Investments, Inc., the execution of which is a condition to the merger. Pursuant to the merger, if approved and consummated, MDI, Inc. will issue approximately [] shares of its common stock, par value $0.01 per share, to the former stockholders of Almana Networks International, Inc. Upon the consummation of the merger, Almana Networks International, Inc. will become a wholly owned subsidiary of MDI, Inc. Pursuant to the spin out purchase agreement, MDI, Inc. will sell two wholly-owned subsidiaries of MDI, Inc., Monitor Dynamics, Inc. and Structure REDS, LLC, to 214 Investments, Inc. an entity to be owned by certain our management, in consideration for the issuance by 214 Investments, Inc. of an unsecured non-recourse convertible promissory note in the aggregate principal amount of  $1 Million.

The board of directors of MDI, Inc. (the “Board”) has carefully considered and evaluated the merger and the spin out, and after undertaking a comprehensive strategic review with the objective of enhancing stockholder value, the Board determined that the acquisition of Almana Networks International pursuant to the merger and the sale of Monitor Dynamics and Structure REDS pursuant to the spin out is in the best interests of MDI stockholders. The spin out purchase agreement is a condition to closing of the merger agreement.

It is a condition to closing of the merger agreement that MDI stockholders holding a majority of the voting power entitled to vote at the special meeting of stockholders vote to approve and adopt the merger agreement.  Holders of shares of MDI common stock will be entitled to one vote per share of common stock.  Holders of Series A Preferred Stock will be entitled to 16.667 votes per share of Series A Preferred Stock.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger and the spin out and provide specific information concerning the special meeting.  Please read these materials, along with the annexes attached to the proxy statement, carefully.

Your vote is very important, regardless of the number of shares you own.  To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card [or vote by telephone or over the Internet], whether or not you plan to attend the special meeting in person.  If you abstain or do not instruct your broker or nominee how to vote your shares, it will have the same effect as voting against the merger and the spin out.

The Board strongly supports the merger and the spin out and recommends that you vote “FOR” the approval and adoption of the merger agreement and the spin out purchase agreement. On behalf of the Board, I thank you in advance for your participation in this matter.

On behalf of your Board of Directors,

James W. Power
Chairman of the Board

MDI, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To MDI Inc.’s Stockholders:

A special meeting of stockholders (the “Special Meeting”) of MDI, Inc. will be held on Thursday, September 24, 2009 at the Spring Hill Suites by Marriott, 11426 IH-10 West, San Antonio, Texas 78230, at 10:00 a.m., central daylight savings time.

MDI stockholders of record at the close of business on August 14, 2009 will be entitled to attend and vote at the Special Meeting.  At the Special Meeting, stockholders will vote on a single  proposal to: (i)  approve and adopt the Agreement and Plan of Merger, dated as of August 10, 2009, by and among MDI, Inc., ANI Merger Sub, Inc., a wholly owned subsidiary of MDI, Inc., and Almana Networks International, Inc., providing for the acquisition of Almana Networks International, Inc. by MDI; and (ii) approve and adopt the Securities Purchase Agreement, or spin out purchase agreement, to be dated as of August 10, 2009, by and between MDI, Inc. and 214 Investments, Inc., which is a condition to closing of the merger agreement and pursuant to which MDI, Inc. will sell two wholly-owned subsidiaries of MDI, Inc., Monitor Dynamics, Inc. and Structure REDS, LLC, to 214 Investments, Inc., an entity to be owned by management, in consideration for the issuance by 214 Investments, Inc. of an unsecured non-recourse convertible promissory note in the aggregate principal amount of  $1,000,000.

A complete list of stockholders will be open to examination by any stockholder for any purpose germane to the Special Meeting between the hours of 9:00 a.m. and 4:30 p.m., central daylight savings time, at the offices of MDI at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249, for ten days prior to the Special Meeting.  The list will also be available at the Special Meeting and may be inspected by any stockholder who is present.

The merger agreement and the merger and the spin out purchase agreement and the spin out are explained in the accompanying proxy statement, which you are urged to read carefully, including the attached annexes.  This Notice of Special Meeting of Stockholders, the accompanying proxy statement and proxy are being mailed to stockholders entitled to notice of, and to vote at, the Special Meeting, on or about September 24, 2009

Sincerely,

Richard A. Larsen
Senior Vice President, General Counsel
& Secretary
San Antonio, Texas

[]    , 2009

IMPORTANT

Your vote is important.  To assure your votes are counted at the Special Meeting, please mark, sign, date and return the enclosed proxy card in the enclosed return envelope today.  No postage is required if mailed in the United States.

[You may also vote by telephone or over the Internet.  For instructions on telephone or Internet voting, please see the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee who may hold your MDI shares on your behalf.]

If your MDI shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your MDI share ownership with you to the Special Meeting.  You should be able to obtain evidence of your MDI share ownership from the broker, dealer, trustee, bank or other nominee who holds your MDI shares on your behalf.

If you do attend the Special Meeting, you may then withdraw your proxy and vote in person.

TABLE OF CONTENTS

SUMMARY TERM SHEET	2
Forward Looking Statements	2
The Companies	2
Market Price and Dividend Data	3
The Special Meeting of Stockholders	3
Reverse Stock Split	4
The Merger and Spin Out	5
The Merger Agreement	6
The Spin Out Agreement	7
QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPIN OUT AND THE SPECIAL MEETING	9
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12
THE SPECIAL MEETING OF STOCKHOLDERS	13
Date, Time and Place	13
Purpose of the Special Meeting	13
Record Date; Stock Entitled to Vote; Quorum	13
Vote Required	13
Voting by Our Directors, Executive Officers and Certain Stockholders	13
Voting of Proxies	13
Revocability of Proxies	14
Adjournments or Postponements	15
Solicitation of Proxies	15
Householding of Proxy Materials	15
THE COMPANIES	16
Almana Networks International	17
ANI Merger Sub, Inc.	18
THE MERGER AND SPIN OUT	19
Background of the Merger and Spin Out	19
Reasons for the Merger and Spin Out and Recommendation of Our Board of Directors	22
Opinion of Our Financial Advisor	25
Interests of MDI’s Directors and Executive Officers in the Merger and Spin Out	27
Regulatory Approvals	27
Past Contacts, Transactions or Negotiations	28
Form of the Merger	29
Effective Time of the Merger	29
Directors and Officers of MDI	29
Directors and Officers of Surviving Corporation	29
Merger Consideration	29
Effect on Stock Options	29
Conditions to the Merger	29
Termination of the Merger Agreement	31
Expenses and Fees	31
Representations and Warranties	32
Covenants Under the Merger Agreement	33
Amendment and Waiver	34
Assignment	35
THE SPIN OUT PURCHASE AGREEMENT	36
Form of the Spin Out	36
Effective Time of the Spin Out	36
Spin Out Consideration	36
Conditions to the Spin Out	36
Termination of the Spin Out Purchase Agreement	37
Expenses and Fees	37
Representations and Warranties	37
Covenants Under the Spin Out Purchase Agreement	37
Amendment and Waiver	38
Assignment	38
FINANCIAL INFORMATION	40
OTHER MATTERS	44
WHERE YOU CAN FIND MORE INFORMATION	44

ANNEX A                      AGREEMENT AND PLAN OF MERGER
ANNEX B                     SECURITIES PURCHASE AGREEMENT
ANNEX C                      FAIRNESS OPINION

MDI, INC.

12500 Network Blvd. Suite 306

San Antonio, Texas 78249

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

The board of directors of MDI, Inc. solicits the accompanying proxy to be voted at the special meeting of stockholders to be held on Thursday, September 24, 2009, at 10:00 a.m., central daylight savings time, at the Spring Hill Suites by Marriott, 11426 IH-10 West, San Antonio, Texas 78230, and at any adjournments of the special meeting. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our”, “Company”, or “MDI,” we are describing MDI, Inc. and its consolidated subsidiaries.

The approximate date on which this proxy statement, the accompanying Notice of Special Meeting of Stockholders and form of proxy were sent or given to our stockholders is August 26, 2009.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August ______, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

MDI, Inc. has supplied all information contained in this proxy statement relating to MDI and its acquisition subsidiary and Almana Networks International, Inc. has supplied all information relating to Almana Networks International, Inc.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger and  spin out more fully, and for a more complete description of the legal terms of the merger and the spin out, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. See “Where You Can Find More Information.”  The Agreement and Plan of Merger, or merger agreement, is attached as Annex A to this proxy statement. The Securities Purchase Agreement, or spin out purchase  agreement, is attached as Annex B to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger and  the spin out purchase agreement, as it is the legal document that governs the spin out.  We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

Forward Looking Statements

Certain statements in this proxy statement relating to the proposed acquisition of Almana Networks and the spin out contain or are based on “forward-looking” information (that MDI believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plan,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import, are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the satisfaction of all of the conditions to the closing of the merger and the spin out, including the receipt of approval of the stockholders holding a majority of the voting power represented by the outstanding shares entitled to vote at the special meeting of our stockholders and obtaining the necessary governmental approvals; if the merger agreement is terminated under certain circumstances set forth in the merger agreement, we must pay certain expenses of Almana Networks, which could affect our  business, financial condition and results of operations; legislative or regulatory changes which may adversely affect the businesses in which the companies are engaged; potential or actual litigation challenging the proposed transaction; general economic, financial and business conditions; changes in tax laws; and actions of United States, foreign and local governments.  Certain of these and other risk factors are more fully discussed in the section entitled “Risk Factors” in MDI’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 26, 2009, and from time to time in MDI’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 8-K and Form 10-Q.

The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement and Almana Networks, MDI and ANI Merger Sub undertake no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

The Companies»

 (Page __)

•
MDI (Page ___). MDI historically has been engaged in manufacturing and marketing enterprise-grade physical and electronic security technologies that include open architecture security command and control software, intelligent access control hardware and video surveillance management solutions. MDI products protect thousands of customers around the world, including many of the world’s most security-minded government agencies such as the Department of Homeland Security, major financial institutions, healthcare organizations, manufacturing companies, energy and power providers, gaming and entertainment establishments, educational institutions and Fortune ranked corporations. Our principal executive offices are located at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249, telephone number (210) 679-3550.

•
Almana Networks International, Inc.   (Page ___).  Almana Network International, Inc. (ANII) is a global technology and electronic security solutions provider focused on International Governments, critical infrastructure, public safety and global commercial enterprise clients.  ANII was recently formed as the international security division of Almana Networks, a Qatari company with office locations across the Middle East region.  ANII’s is a Hybrid Integrator capable of delivering integrated security solutions (access, video, fire, alarm), door security solutions (locks, hardware), enterprise communication systems (VOIP, wireless, cellular), enterprise software solutions (ERP, CRM, HR) and high-technology infrastructure design, network integration (wired and wireless) and expert maintenance.  ANII’s principal offices are located at 425 Market Street, Suite 2200, San Francisco, California 94105Telephone Number (415) 955-2702.

•
ANI Merger Sub, Inc. (Page ___).  ANI Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of MDI. ANI Merger Sub has not conducted any business operations other than for the purpose of entering into the merger agreement.  ANI Merger Sub’s principal executive offices are located at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249 and its telephone number is (210) 679-3550.

Market Price and Dividend Data»

 (Page __)

●            Our common stock is listed on the Pink Sheets under the ticker symbol “MDII.pk”  On August 10, 2009, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $0.05 per share. On August 13, 2009, the last full trading day prior to the date of this proxy statement, our common stock closed at $ 0.06  per share.  The average daily closing price of our common stock over the 30 day trading period ended August 10, 2009 was $0.05.

The Special Meeting of Stockholders»

 (Page ___)

•
Date, Time and Place (Page ___).  The special meeting of stockholders will be held on Thursday, September 24, 2009, at the Spring Hill Suites by Marriott, 11426 IH-10 West, San Antonio, Texas 78230 at 10:00 a.m., central daylight savings time.

•	Purpose of the Special Meeting (Page ___). At the special meeting, we will ask you to approve and adopt the merger agreement and spin out purchase agreement.

•
Record Date; Stock Entitled to Vote (Page ___).  You are entitled to vote at the special meeting if you owned shares of our common stock or Series A Preferred Stock at the close of business on  August 14, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. You will have 16.667 votes for each share of Series A Preferred Stock you owned at the close of business on the record date. As of the record date, there were 35,984,385 shares of our common stock entitled to be voted at the special meeting, of which a total of 43,300  are  owned by our directors and executive officers (The beneficial ownership of all executive officers and directors is set forth in the table under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”. This table shows the stock that could be acquired through the exercise of options within 60 days of August 10, 2009. As of the record date, there were 195,351 shares of our preferred stock entitled to be voted at the special meeting. Because each holder of Series A Preferred Stock is entitled to 16.667 votes per share. the 195,351 shares of the Series A Preferred Stock represent 3,255,915 votes.

•
Quorum (Page ___).  The holders of shares of common and preferred stock representing a majority of the votes entitled to be cast at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.  We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum.  If at any time less than a quorum is present at the special meeting, the special meeting will be adjourned until such time as a quorum can be present.

•
Vote Required (Page ___).  Assuming a quorum is present, the affirmative vote of stockholders holding shares of common and preferred stock representing a majority of the votes represented in person or by proxy at the special meeting is required to approve and adopt the merger agreement.  Since abstentions, either in person or by proxy, and broker nonvotes will be counted for the purpose of establishing a quorum, they will effectively constitute votes against the merger and the spin out.

•
Voting by our Directors, Executive Officers and Certain Stockholders (Page ___).  As of the record date, our directors and executive officers held  less than 1 % of the common shares entitled to vote at the special meeting. (The beneficial ownership of all executive officers and directors is set forth in the table under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”. This table shows the stock that could be acquired through the exercise of options within 60 days of August 10, 2009. No shares of Series A Preferred Stock were held by our directors and executive officers.

•
Voting of Proxies (Page ___).  All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and the spin out agreement.  To vote, please mark, sign, date and return the enclosed proxy [or vote by telephone or via the Internet] pursuant to the instructions provided on the enclosed proxy or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your MDI shares on your behalf.  If any other matters are properly brought before the special meeting of stockholders, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares of our common stock or preferred stock represented by the card in their discretion.  If your shares are held in the name of your broker, dealer, bank, trustee or other nominee, you must obtain a legal proxy, executed in your name, from the holder of record to be able to vote in person at the special meeting.  It is very important that ALL MDI stockholders vote their shares, so please mark, sign, date and return the enclosed proxy or vote by telephone or via the Internet today!

•
Revocability of Proxies (Page ___).  If your shares are held in your name, you may revoke your proxy at any time before it is voted by (i) delivering a written notice of revocation to our secretary at our principal executive offices, (ii) signing and delivering a later-dated proxy [or by submitting a telephone or Internet proxy] at a date after the date of the previously submitted proxy and before the vote at the special meeting or (iii) voting in person at the special meeting.  However, your attendance at the special meeting without further action will not automatically revoke your proxy.  If your shares are held in the name of your broker, dealer, bank, trustee or other nominee, you may revoke your proxy at any time before it is voted only by contacting such nominee and following their procedures for revocation of a proxy.

Reverse Stock Split

At a meeting of the stockholders of MDI held on November 13, 2008, the stockholders of MDI approved a proposal to effect a reverse stock split of shares of MDI capital stock at a ratio of between 1-for-2 and 1-for 10 inclusive, the final ratio to be determined by our Board. MDI anticipates that  before August 18, 2009, MDI shall have completed a 1-for-10 reverse stock split, or reverse split, of all shares of its capital stock. All options, warrants or other rights exercisable for or convertible into shares of MDI capital stock will be exercisable or convertible into a number of shares of such capital stock as adjusted for the reverse split.

The reverse split will be effected by BNY Mellon Shareowner Services. pursuant to that certain Letter of Intent for Services dated as of February 9, 2009 (updated July 24, 2009) by and between BNY and MDI. MDI shareholders will receive post split shares in electronic (DRS) form. BNY’s services pursuant to the reverse split are anticipated to cost approximately $25,000. The consummation of the reverse split is a condition to closing of the merger.

The Merger and Spin Out»

 (Page ___)

 In the merger, MDI will acquire Almana Networks by merging ANI Merger Sub, a wholly owned subsidiary of MDI with and into Almana Networks, with Almana Networks surviving the merger. As consideration, MDI will issue to the former stockholders of Almana Networks approximately [] shares of MDI common stock, representing approximately 80% of the post-merger, fully-diluted capitalization of MDI. The issuance of such shares will result in a change in control of MDI, and as a condition to the effectiveness of the merger agreement, our directors and officers will resign effective as of the merger, and certain persons nominated by Almana Networks will be appointed to such positions. Information about the nominees of Almana Networks is set forth below.

Prior to the effective time of the merger, MDI will contribute the assets constituting the MDI Security Systems business line to Monitor Dynamics, Inc. a wholly owned subsidiary of MDI. Structure REDS, LLC, another wholly owned subsidiary of MDI, operates our general contracting business. Together, the MDI Security Systems business line and the general contracting business line constitute substantially of our business. At the effective time of the merger, MDI will sell all the issued and outstanding shares or membership interests, as applicable, of Monitor Dynamics and Structure REDS to 214 Investments, Inc., an entity formed by management, in exchange for the issuance to MDI of an unsecured, non-recourse, convertible promissory note by 214 Investments. In connection with the spin out, MDI will enter into a non-competition agreement with 214 Investments, in which MDI will agree not to compete with 214 Investments, Monitor Dynamics and Structure REDS in certain specified business lines. MDI and Monitor Dynamics will also enter into a Transition Services Agreement, pursuant to which Monitor Dynamics will provide certain services to MDI for a given period of time. MDI and Monitor Dynamics will also grant licenses to each other to use certain intellectual property assets owned by each party.

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement.  Therefore, the information in this summary regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this proxy statement. The rights and obligations of the parties to the spin out purchase agreement are governed by the specific terms and conditions of the spin out purchase agreement and not by any summary or other information in this proxy statement.  Therefore, the information in this summary regarding the spin out purchase agreement and the spin out is qualified in its entirety by reference to the spin out purchase agreement itself, a copy of which is attached as Annex B to this proxy statement.

Reasons for the Merger and Spin Out and Recommendation of Our Board of Directors (Page ___).  After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, our board of directors has determined that the terms of the merger and spin out are advisable, fair to and in the best interests of our stockholders, has approved the merger agreement and spin out purchase agreement and recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and spin out purchase agreement.

•
Opinion of our Financial Advisor (Page ___ and Annex C).  On August 7, 2009, Hill Schwartz Spilker Keller LLC (“HSSK”) delivered an oral opinion to our board of directors, followed by a written opinion dated August 10, 2009, the date of the merger agreement, to the effect that, as of the date of that opinion and based upon and subject to the matters stated in the opinion, the merger  and spin out were fair, from a financial point of view, to the holders of our capital stock.  The full text of the written opinion of HSSK, dated August 10, 2009, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to, and is incorporated by reference in, this proxy statement. You should read that opinion carefully and in its entirety. The opinion of HSSK is addressed to our board and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger and the spin out.

•
Resignation of Directors and Executive Officers. Upon the consummation of the merger, the current directors and executive officers of MDI will resign, after appointing the persons listed below to be the new directors and officers of MDI.

•
Interests of MDI’s Directors and Executive Officers in the Merger and Spin Out (Page ___).  In considering the recommendation of our board with respect to the merger and spin out, you should be aware that certain of our directors and executive officers may have interests in the merger  and spin out that are different from, or are in addition to, the interests of MDI stockholders generally, including those listed below:

Interest in the spin out. Certain members of our management have founded 214 Investments, Inc., a Delaware corporation that will be purchasing the shares of Monitor Dynamics, Inc. and the membership interests of Structure REDS, LLC, as further described in the section of this proxy statement describing the spin out. Additionally, certain other members of management and other employees will have an ownership and/or profits-sharing interest in Monitor Dynamics, Inc. and Structure REDS, LLC;

The Merger Agreement»

 (Page ____)

•
Form of the Merger (Page ___).  At the effective time of the merger, ANI Merger Sub, Inc., a wholly owned subsidiary of MDI and a party to the merger agreement, will merge with and into Almana Networks.  Almana Networks will survive the merger as a wholly owned subsidiary of MDI.

•
Effective Time of the Merger (Page ___).  The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by Almana Networks and us and specified in the certificate of merger.  The filing of the certificate of merger will occur simultaneously with or as soon as possible after the closing of the merger.

•
Merger Consideration (Page ___).  If the merger is completed, MDI will issue approximately shares of our Common Stock as consideration for the merger of Almana Networks International with and into ANI Merger Sub, Inc., representing approximately 80% of the post-merger, fully diluted capitalization of MDI.  The merger will constitute a change in control of MDI.

•
Effect on Stock Options (Page ___).  Upon completion of the merger, each outstanding option to purchase our common stock will become fully vested and immediately exercisable, as the merger will constitute a change of control as defined in our 2002 Stock Incentive Plan.

•	Conditions to the Merger (Page ___). The completion of the merger is subject to the satisfaction or valid waiver of the following conditions, among others:

•
our stockholders holding at least a majority of the voting power represented by the outstanding shares present and entitled to vote at the special meeting of the stockholders must approve and adopt the merger agreement and the transactions contemplated by the merger agreement;

•	there must be no law or court order prohibiting the merger;

•	all governmental waivers, consents, orders and approvals legally required for the consummation of the merger must have been received and be effective;

•	performance by the parties to the merger agreement of their respective agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger; and

•	the representations and warranties of the respective parties contained in the merger agreement must be true and correct at the time made and at the closing date of the merger.

•
Termination of the Merger Agreement (Page ___). Under certain circumstances, prior to the close of the merger, either MDI or Almana Networks International may terminate the merger agreement.  See  “The Merger Agreement—Termination of the Merger Agreement” on page.

•	Expenses and Fees (Page ___).

•
Expenses.  Almana Networks will bear its own costs and expenses incurred in connection with the merger agreement. The costs and expenses of MDI incurred in connection with the merger agreement shall be shared 50% by MDI and 50% by Almana Networks International. In the event that the merger agreement is terminated by MDI for certain reasons, MDI shall re-pay its  costs and expenses actually paid  by Almana Networks incurred in connection with the merger agreement.  See “The Merger Agreement –Expenses and Fees”.

•	Assignment (Page ___). The merger agreement may not be assigned without the prior written consent of the other parties thereto.

The Spin Out Agreement»

 (Page ____)

•
Form of the Spin Out (Page ___). At the effective time of the spin out, MDI will sell all the issued and outstanding shares of Monitor Dynamics and all issued and outstanding membership interests of Structure REDS to 214 Investments pursuant to the spin out purchase agreement, in exchange for the issuance of an unsecured, non-recourse, convertible promissory note.

•	Effective Time of the Spin Out (Page ___). The spin out will become effective on the date of the merger.

•	Spin Out Consideration (Page ___). If the spin out is completed, MDI will receive an unsecured, non-recourse convertible promissory note in the aggregate principal amount of $1million.

•	Conditions to the Spin Out (Page ___). . The completion of the spin out is subject to the satisfaction or valid waiver of the following conditions, among others:

•	there must be no law or court order prohibiting the spin out;

•	all governmental waivers, consents, orders and approvals legally required for the consummation of the spin out must have been received and be effective;

•
performance by the parties to the spin out purchase agreement of their respective agreements contained in the spin out purchase agreement required to be performed on or prior to the closing date of the spin out; and

•	the representations and warranties of the respective parties contained in the spin out purchase agreement must be true and correct at the time made and at the closing date of the spin out.

•
Termination of the Spin Out Purchase Agreement (Page ___). Under certain circumstances, prior to the close of the spin out, either MDI or 214 Investments may terminate the spin out purchase agreement.  See  “The Spin Out Purchase Agreement—Termination of the Spin Out Purchase Agreement”.

•	Expenses and Fees (Page ___).

•	Expenses. Each party will bear its own costs associated with the spin out.

•	Assignment (Page ___). The spin out purchase agreement may not be assigned without the prior written consent of the other parties thereto.

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPIN OUT AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed transactions, proposals and the special meeting of MDI stockholders.  You should carefully read this entire proxy statement, including each of the annexes attached to this proxy statement.

Q:	Why am I receiving this proxy statement and proxy card?

A:
You are receiving this proxy statement and proxy card because you own shares of common stock or preferred stock of MDI.  This proxy statement describes the issues on which we would like you, as a stockholder, to vote.  It also gives you information about these issues so that you can make an informed decision.

Q:	What am I voting on?

A:
You are being asked to consider and vote to approve: (i) the merger agreement, pursuant to which MDI will acquire Almana Networks through the merger of a wholly owned subsidiary of MDI with and into Almana Networks; and (ii)  the spin out agreement, pursuant to which Monitor Dynamics and Structure REDS, wholly owned subsidiaries of MDI, will be sold to 214 Investments, Inc., an entity formed  by certain members of MDI’s management. After the merger and spin out is completed, it is contemplated that other members of management and other employees will have an ownership and/or profits-sharing interest in Monitor Dynamics, Inc. and Structure REDS, LLC;

Q:	What is the merger consideration?

A:
MDI will issue shares of its common stock representing approximately 80% of the post-merger, fully-diluted capitalization of MDI. The merger will result in a change in control of MDI. You are being asked to approve the merger and the issuance of MDI common stock to the stockholders of Almana Networks.

Q:	What will happen to outstanding and unexercised stock options?

A:	In the merger, each outstanding and unexercised stock option (whether vested or unvested) will become immediately vested and fully exercisable.

Q:	When will the merger be completed?

A:
The effective time of the merger will occur [See Merger Agreement – Section 1.03].  We are working toward completing the merger as quickly as possible.  We believe that the merger will be completed by September 24, 2009. However, the merger cannot be completed without first receiving the approval of the MDI stockholders as described in this proxy statement.

Q:	Who is entitled to vote at the special meeting of stockholders?

A:	Holders of record of MDI common stock and MDI preferred stock as of the close of business on August 14, 2009 are entitled to vote on the merger and the spin out.

Q:	When and where is the special meeting of stockholders?

A:
The special meeting of stockholders will be held at the Spring Hill Suites by Marriott, 11426  IH-10 West, San Antonio, Texas 78230 at 10:00 a.m., central daylight savings time, on Thursday, September 24, 2009.

Q:	What stockholder approval is required to approve and adopt the merger agreement?

A:
Assuming a quorum is present at the special meeting of stockholders, the affirmative vote of the stockholders holding a majority of the votes entitled to vote at the special meeting is required to approve and adopt the merger agreement.  Such approvals are a conditions to closing of the merger agreement.

Q:	Does MDI’s board of directors recommend the approval and adoption of the merger agreement and the spin out?

A:
Yes. MDI’s board of directors recommends that MDI stockholders vote “FOR” the approval and adoption of the merger agreement and the spin out agreement. MDI’s board of directors considered many factors in deciding to recommend the approval and adoption of the merger agreement and spin out agreement including, among others, the available strategic alternatives.

Q:	Did MDI’s board of directors retain a financial advisor?

A:	Yes. MDI’s board of directors retained Hill Schwartz Spilker Keller LLC to act as its financial advisor in connection with the merger and the spin out.

Q:	Where can I learn more about MDI and Almana Networks?

A:
MDI files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that MDI files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Q:	Whom should I contact if I have questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us  as follows:

MDI, Inc.

Attn: Investor Relations

12500 Network Blvd. Suite 306

San Antonio, Texas 78249

(210) 679-3550

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger and spin out affects you. Then just mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or cast your vote [by telephone or via the Internet] in accordance with the instructions on the enclosed proxy card or the voting instruction form received from any broker, dealer, trustee, bank or other nominee that may hold your MDI shares on your behalf, as soon as possible so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card?

A:	If your shares are held by a broker or other nominee, the failure to return your proxy card will have the same effect as voting against the merger and the spin out.

Q:	May I vote in person?

A:
Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name.  Provided that you bring a legal proxy from your broker, dealer, trustee, bank or other nominee and present it at the special meeting, you may also vote in person at the meeting if your shares are held in “street name” through a broker, dealer, trustee, bank or other nominee. You may also be asked to present photo identification for admittance.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes.  You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can mark, sign, date and return a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. [If you voted by telephone or via the Internet, you may also revoke your proxy as noted above or by voting again by telephone or via the Internet.]  If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the instructions provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger and the spin out.

Q:	Who is soliciting my proxy?

A:
The board of directors of MDI is soliciting your proxy.  Officers and other employees of MDI may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail.  In addition, BNY Shareowner Services , is aiding us in the solicitation of proxies and the verification of records relating to the solicitation.  BNY Mellon Shareowner Services  will receive a fee of approximately $[xx,000] and expense reimbursement for its proxy solicitation services performed on our behalf.

MARKET FOR REGISTRANT’S COMMON EQUITY AND

RELATED STOCKHOLDER MATTERS

Pink Sheets Listing

On November 7, 2007, the Company received notice from the Nasdaq Stock Market that the closing bid price for its common stock had fallen and remained below $1.00 for 30 consecutive business days and was out of compliance with Nasdaq’s $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310 (c)(8)(D), the Company then had until May 8, 2008, to regain compliance by having the bid price of its common stock close at $1.00 per share or more for at least 10 consecutive business days. Because the Company met the criteria for initial listing other than the minimum bid price requirement, it was given 180 additional days after May 8, 2008, to meet all requirements. However, before the additional period expired, Nasdaq suspended enforcement of the minimum bid price requirement because of turmoil in the market place. Nasdaq subsequently extended the suspension. However, on February 19, 2009 the Company notified Nasdaq that it was voluntarily delisting its common shares from the Nasdaq in order to reduce costs and to provide greater flexibility to the Company to deploy its resources to its core business operations.  Effective March 12, 2009, the Company ceased its listing with Nasdaq and was quoted on the Pink Sheets under the symbol MDII.pk.

During 2008 and until March 12, 2009, the effective date of the delisting from Nasdaq, our Common Stock was traded on the NASDAQ Stock Market listed under the symbol “MDII.” The following table sets forth, for the fiscal quarters indicated, the range of the high and low sales prices of our Common Stock as reported by the NASDAQ Stock Market.

Fiscal Year ended December 31, 2009 :	High	Low

Quarter ended June 30, 2009	0.08	0.04
Quarter ended March 31, 2009	0.18	0.03

Fiscal Year ended December 31, 2008 :	High	Low

Quarter ended December 31, 2008	$0.41	$0.12
Quarter ended September 30, 2008	0.72	0.30
Quarter ended June 30, 2008	0.68	0.40
Quarter ended March 31, 2008	0.69	0.31

Fiscal Year ended December 31, 2007 :	High	Low

Quarter ended December 31, 2007	$0.99	$0.50
Quarter ended September 30, 2007	0.72	0.55
Quarter ended June 30, 2007	1.34	0.96
Quarter ended March 31, 2007	1.61	0.36

Stockholders

As of August 14, 2009, we had approximately 1,200 record holders of our common stock, as reflected on the books of our transfer agent. A significant number of shares were held in street name and, as such, we believe that the actual number of beneficial owners is significantly higher.

Dividends

We have not paid cash dividends on our common stock during the past two years and do not expect to pay any dividends in the foreseeable future. We intend to retain future earnings for use in the business.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

We will hold the special meeting at MDI’s corporate offices located at the Spring Hill Suites by Marriott, 11426 IH-10 West, San Antonio, Texas 78230, on Thursday, September 24, 2009, at 10:00 a.m., central daylight savings time.

Purpose of the Special Meeting

At the special meeting, we will ask you to approve and adopt the merger agreement and the spin out purchase agreement. MDI’s board of directors: (i) approved and declared the merger, the spin out, the merger agreement and the transactions contemplated by the merger agreement, and the spin out purchase agreement and the transactions contemplated by the spin out purchase agreement advisable, (ii) declared that it is in the best interests of our stockholders that we enter into the merger agreement and spin out purchase agreement, complete the merger on the terms and conditions in the merger agreement and the spin out on the terms and conditions in the spin out purchase agreement and (iii) recommended that you approve and adopt the merger agreement and spin out purchase agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock or preferred stock at the close of business on August 14, 2009, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 35,984,385 shares of our common stock were issued and outstanding and held by approximately 1,200 holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to approve and adopt the merger agreement and the spin out purchase agreement. On the record date, 195,351 shares of our preferred stock were issued and outstanding and held by 1 holder of record. Each holder of record of preferred stock will be entitled to 16.667 votes per share at the special meeting on the proposal to approve and adopt the merger agreement and the spin out purchase agreement.

The holders of a shares of common and preferred stock representing a majority of the votes entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.  We will count abstentions, either in person or by proxy, and broker nonvotes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum.  In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The approval and adoption of the merger agreement requires the affirmative vote of the stockholders holding shares representing a majority of the votes entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval and adoption of the merger agreement and the spin out purchase agreement.

Voting by Our Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers were entitled to vote shares of our common stock, representing  less than  1 % of the outstanding shares of our common stock on that date.  No shares of preferred stock were held by or under the control of our directors or officers. The beneficial ownership of all executive officers and directors is set forth in the table under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”. This table shows the stock that could be acquired through the exercise of options within 60 days of August 10, 2009.

Voting of Proxies

You may vote your proxy by Internet, telephone or mail, as explained below. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections of the special meeting can determine that such electronically transmitted proxy was authorized by the stockholder. If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions from the holder of record and, in order to vote at the special meeting, you must obtain a proxy, executed in your name, from the holder of record. If you vote by Internet or telephone, please do not mail the enclosed proxy card.

•
[Internet. Access the Internet voting site at http://www.voteproxy.com. Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site. Please note that stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees.

•	[Telephone. Dial toll free 1-800-XXX-XXXX from any touch-tone telephone. Follow the voice prompts and be sure to have your control number available when you call.]

•	Mail. Simply mark, sign, date and return the proxy to MDI. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.

If you vote by mail and the returned proxy card is completed, signed and dated, [or if you vote by telephone or the Internet] in accordance with the instructions on the enclosed proxy card, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the approval and adoption of the merger agreement and the spin out agreement.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to approve and adopt the merger agreement and the spin out agreement will be voted in favor of any adjournment or postponement.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the spin out purchase agreement will be brought before the special meeting. If, however, our board of directors properly presents any other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

•	delivering a written notice of revocation to the secretary of MDI at our principal executive offices;

•	submitting a later-dated proxy [by Internet, by telephone or] in writing to the secretary of MDI at our principal executive offices; or

•	voting in person at the special meeting.

The revocation of your proxy by written notice or your later-dated proxy will be effective only if the secretary of MDI receives the written notice or later-dated proxy prior to the day of the special meeting or if the inspector of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from such nominee to change these instructions.

Adjournments or Postponements

Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. If, however, such quorum shall not be present or represented at any meeting of the shareholders, then either (a) the chairperson of the meeting or (b) the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Solicitation of Proxies

Our board of directors is soliciting your proxy.  In addition to the solicitation of proxies by use of the mail, officers and other employees of MDI may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained BNY Mellon Shareowner Services to aid in the solicitation of proxies and to verify records relating to the solicitation.  BNY Mellon  will receive a fee of approximately [$xx,000] and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related matters, and we will indemnify  BNY Mellon against any losses arising out of its proxy solicitation services performed on our behalf.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. “Householding” means that only one copy of this proxy statement may have been sent to a household shared by multiple stockholders unless such nominee received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of the document was delivered upon written or oral request. All requests should be made to: MDI, Inc., 12500 Network Blvd., Suite 306, San Antonio, Texas 78249, Attention: Investor Relations.

THE COMPANIES

MDI

MDI, Inc., a Delaware corporation, (“MDI”, “we”, “our” or the “Company”) was incorporated in the state of Delaware in December 1995 under the name Ultrak, Inc., and changed its name to MDI, Inc. in September 2004.

General

The Company historically has been engaged in manufacturing and marketing enterprise-grade physical and electronic security technologies that include open architecture security command and control software, intelligent access control hardware and video surveillance management solutions. MDI products protect thousands of customers around the world, including many of the world’s most security-minded government agencies such as the Department of Homeland Security, major financial institutions, healthcare organizations, manufacturing companies, energy and power providers, gaming and entertainment establishments, educational institutions and Fortune ranked corporations.

Corporate Information

Our principal executive offices are located at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249.  Our telephone number is 210-679-3550. Our website is operating at www.mdiincorporated.com.

Lines of Business

Today, MDI is engaged in the following three lines of business.

1.
Physical and Electronic Security – MDI is a manufacturer and a supplier of software and hardware which is used in controlling access to facilities and in providing video and audio surveillance of facilities, people and other property. The Company began 30 years ago when the United States Government engaged it to design and install “enterprise-grade” security systems to protect some of their very high security facilities in Washington, D.C. and across the United States.

a.
SAFEnet® Operating System - Because each installation required a custom or tailored design, we developed an open architecture software “operating system” which today is known as “SAFEnet”. This is a unified access control, intrusion detection and video security management software platform.

b.
Pointguard Xtreme™ Security Platform – This product is the upgrade path to the very successful Pointguard® product. This product is a simplified version of our Enterprise-Grade SAFEnet product. It has been sculpted to make the screens and initial setup easier for the average user, but with the SAFEnet core to allow for full upward migration as a user’s needs grow.

c.
VIEWpoint™ Video Surveillance Products (Hybrid N/DVR and IP Cameras and Encoders) - In January 2006, we purchased assets and intellectual property from Ecomatrix Funding, Inc., including those relating to its DVR product line. We have since merged the DVR product line we acquired from Ecomatrix with our own DVR product lines to create our latest Viewpoint™ Hybrid N/DVR product.  We have also entered into a distribution agreement with a Korean manufacturer to promote an H.264 compression IP security camera line under the VIEWpoint brand in the United States.

d.
Standard Design Products - We also sell a line of products for which we have developed a standardized design. These “out-of-the-box” security products include digital video recorders, video cameras, small access control systems and related products. These products are sold through marketing co-ops or channel distribution partners such as PSA and Northern Video, as well as through our own sales staff to our channel partners.

2.           School Safety - Through the Learn Safe® Initiative, MDI provides a complete safety and security program for public and private school systems. MDI created the LearnSafe Initiative in response to an alarming increase in violence and employee misconduct in our nation’s schools. The imperative was simple: provide our nation’s children and teachers with the ability to learn and teach in a safe environment. The Learn Safe Initiative provides prevention, detection and response tools to dramatically decrease the risk of violence that school districts face daily.

3.           Design/build General Contractor Services – Structure REDS provides a variety of construction related services custom tailored to the requirements of the project. The company is capable of managing all aspects of a project or focusing only on those that may require unique expertise. Our established experience in architecture and engineering allows clients to make superior construction decisions without compromising quality, future value or compliance. Structure REDS delivers comprehensive and proven solutions throughout the entire construction project development lifecycle.

Intellectual Property

We have numerous trademarks and four (4) patents and four (4) pending applications for patents  related to our business. None of these, individually, have a material effect upon the business.

Employees

As of August 10, 2009, we had 41 employees. None of these employees were represented by collective bargaining agreements. We also employ consultants on an as-needed basis to supplement existing staff.

Additional information regarding MDI is contained in our filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page.

Almana Networks International

Almana Networks International, Inc. (“ANI”) was incorporated in the State of Delaware on June 5, 2009. Through the issuance of shares of ANI’s common stock to Almana Networks Solutions, a leading Qatari-based network technology solutions company, ANI purchased a wholly-owned subsidiary of Almana Network Solutions that is a party to certain contracts that have been awarded or are currently being fulfilled in the countries of Qatar, India and Saudi Arabia, and represent anticipated revenues in excess of $19 million.

Through ANI’s contractual arrangements with Almana Networks Solutions, ANI is able to provide global technology and electronic security solutions focused on international governments, critical infrastructure, public safety and global commercial enterprise clients.  ANI is capable of delivering integrated security solutions (access, video, fire, alarm), door security solutions (locks, hardware), enterprise communication systems (VOIP, wireless, cellular), enterprise software solutions (ERP, CRM, HR) and high-technology infrastructure design, network integration (wired and wireless) and expert maintenance. ANI is able to access a deep knowledge of systems engineering, network infrastructures, network security and enterprise physical security systems has allowed them capitalize on the international security systems market.

ANI’s customer base primarily comes from the defense, homeland security and industrial security sectors.  ANI has several contracts under final negotiation will serve as the foundation for the international opportunities that will drive future revenue streams.  ANI anticipates that this future business is substantial enough to support revenue projections across the next three years (see estimated revenue chart, Fig. 1).

ANI is able to provide turn-key system engineering and design, procurement, manufacturing, installation, integration, custom development, documentation and maintenance security solutions in a timely, reliable and cost effective solutions package.  ANI is capable of providing individual, application specific solutions or fully integrated, enterprise-wide solutions.

ANI is able to deliver the broad-spectrum capabilities necessary to provide a wide range of integrated product and service solutions.  A cross-section of integrated products includes:

•	Access control and biometrics
•	Asset tracking
•	Badging and identification
•	Barriers, turnstiles, metal detectors and X-ray scanners
•	Mobile video
•	Building automation and energy management
•	Command, control and communications centers
•	Computer aided dispatch and records management
•	Electronic article surveillance
•	Irritant dispensing systems
•	Fencing, lighting and uninterrupted power
•	Fire & life safety
•	Voice, video and data
•	Structured cabling, conduit and wire
•	Information technology & security
•	Information assurance and regulatory security compliance
•	Certification & Accreditation
•	Intrusion detection
•	Fiber optic networks
•	Intercom and emergency notification systems
•	Wireless networks
•	Perimeter security
•	Smart cards
•	IP video surveillance
•	CBNRE (chemical, biological, nuclear, radiation, etc.) sensors
•	Security regulatory compliance, assessments and audits.

Almana Networks International’s principal executive offices are located at 425 Market Street, Suite 2200, San Francisco, California 94105, and its telephone number is 415-955-2702.

ANI Merger Sub, Inc.

ANI Merger Sub, Inc. is a newly-formed Delaware corporation and a wholly owned subsidiary of MDI.  ANI Merger Sub has not conducted any business operations other than for the purpose of entering into the merger agreement.  ANI Merger Sub’s principal executive offices are located at 12500 Network Blvd., Suite 306, San Antonio, Texas 78249.  ANI Merger Sub’s telephone number is 210-679-3550.

THE MERGER AND SPIN OUT

Background of the Merger and Spin Out

As of the closing of the merger agreement, Almana Networks will merge with and into ANI Merger Sub, with Almana Networks the surviving corporation. In consideration, MDI will issue approximately [] shares of common stock to the former stockholders of Almana Networks, representing approximately 80% of the post-merger, fully-diluted capitalization of MDI. This will constitute a change of control of MDI. Effective as of the closing of the merger agreement, our directors and officers will resign from their positions with MDI after appointing the following persons as directors and officers of MDI.

Saud Almana- Director

Saud O. Almana, age 43, has served as the Vice Chairman of the Almana Group, a Qatar conglomerate with 43,000 employees, 17 business units and a significant position in the oil, gas and construction sectors, since 2008. Prior to his role as Vice Chairman, he was a executive director of the Almana Group since his graduation from college in 1989. Mr. Almana maintains a balanced leadership strategy, providing general market guidance, structural input and financial oversight, leaving corporate operations in the hands of his trusted global management team. This focused management approach affords him the time required to sit on numerous Qatari boards, including that of the national stock exchange. Mr. Almana received a degree in Engineering from American University in 1989.

John Linton – Director, Vice President of Operations

Mr. Linton, age 37, has served as the Managing Partner for Clearview Partners, LLC, a boutique investment banking and business development firm focused on early growth stage technology companies since 2007. From July 1, 2005 until August 8, 2008, Mr. Linton has been both a part time employee of and consultant to MDI assisting MDI in raising needed operating capital and developing business, including business with Almana Networks. From 2001 to 2007, Mr. Linton served as Vice President of Business Development then, Chief Executive Officer for SecureInfo Corporation, a provider of security solutions for enterprise corporate and government agencies. Since 1998, Mr. Linton has served as a corporate and business development consultant, spearheading numerous successful strategic partnerships, mergers and acquisitions for emerging Internet, software & high-tech start-up companies. He founded several successful Internet-based companies including CountyCorner.com, a leading provider of dedicated business e-commerce solutions, which was acquired by Conestoga Telephone; iWebSpawn, Inc, a dynamic online website generation company which was acquired by Softbank Company iBoost,; and EZdomainAuction, which pioneered the domain aftermarket and was acquired by Verisign Inc (NASDAQ:VRSN).

J.V.N. Prakash Rao- Director and Chief Operating Officer

Mr. Rao, age 43 has been the Chief Executive Officer and a Director of Diplomat Group W.L.L., providing building services in Qatar, since 2003. Mr. Rao is experienced and knowledgeable in many aspects of managing complex business enterprises. Mr. Rao holds a Masters in Business Administration from NMIMS, and a degree in Mechanical Engineering from AMIE.

Swaraj Bontula – Chief Executive Officer

Mr. Bontula, age 31, has served as the Chief Executive Officer of Almana Networks Solutions, an international network technology integration company based in Doha, Qatar. In 2007, Mr. Bontula co-founded Interchain Solutions, which is a leading telematics and location based tracking company based in Bangalore, India. Prior to Interchain, Mr. Bontula co-founded Trackut in 2008, a location based social networking Internet technology company. From 2005 to 2007, Mr. Bontula served as the Head of VAC Group of Tech Mahindra in India and is still active as part of the Debian Security audit group. Mr. Bontula has lead global security teams for Microsoft, Redhat and Suresec Security and has presented at global security conferences including Hack-in-the-Box ,Toorcon , Blackhat , Ruxcon and Defcon. Mr. Bontula holds a degree in Engineering from Andra University.

Prior to the completion of the transactions contemplated by the merger agreement, MDI will have contributed the assets and contracts associated with the MDI Security Systems business to Monitor Dynamics, Inc., a wholly-owned subsidiary of MDI. Another wholly owned subsidiary of MDI, Structure REDS, LLC, currently operates MDI’s general contracting business. Pursuant to the spin out, all of the issued and outstanding stock of Monitor Dynamics, and all of the issued and outstanding membership interests of Structure REDS will be sold to 214 Investments, Inc., an entity owned by certain members of our management, in the exchange for the issuance by 214 Investments, Inc. of an unsecured, non-recourse convertible promissory note in the aggregate principal amount of $1,000,000.  After completion of the spin out, additional other members of management and other employees will have an ownership or profits-sharing interest in Monitor Dynamics, Inc. and Structure REDS, LLC.

In connection with the sale, MDI will enter into a Transition Services Agreement with 214 Investments, Inc. , pursuant to which 214 Investments will provide certain services to MDI for a period of time. MDI will also enter into two intellectual property license agreements with Monitor Dynamics: (i) pursuant to one of which MDI will be granted a license to certain intellectual property owned by Monitor Dynamics, and (ii) pursuant to the other of which Monitor Dynamics will be granted a license to certain intellectual property owned by MDI.

Over the last four years, our Board of Directors has periodically reviewed and assessed strategic alternatives available to maximize value to our stockholders: (i) evaluating and consummating strategic acquisitions or divestures; (ii) raising working capital through private placements of the Company’s equity; and (iii) reducing costs and more efficiently utilizing Company assets and people.

We have had a history of operating losses and have not reported operating income since the year ended December 31, 2000. We reported an operating loss of approximately $5.3 million and a net loss of approximately $5.2 million in 2008. Included in such loss were impairment charges of approximately $2.4 million due to our determination that the carrying value of our goodwill and long-lived assets was not recoverable and exceeded the fair value of such assets. For the three months ended March 31, 2009 we incurred an operating loss of approximately $734 thousand and we expect to incur an operating loss for the three months ended June 30, 2009.

On November 7, 2007, the Company received notice from the Nasdaq Stock Market that the closing bid price for its common stock had fallen and remained below $1.00 for 30 consecutive business days and was out of compliance with Nasdaq’s $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310 (c)(8)(D), the Company then had until May 8, 2008, to regain compliance by having the bid price of its common stock close at $1.00 per share or more for at least 10 consecutive business days. Because the Company met the criteria for initial listing other than the minimum bid price requirement, it was given 180 additional days after May 8, 2008, to meet all requirements. However, before the additional period expired, Nasdaq suspended enforcement of the minimum bid price requirement because of turmoil in the market place. Nasdaq subsequently extended the suspension. However, on February 19, 2009 the Company notified Nasdaq that it was voluntarily delisting its common shares from the Nasdaq in order to reduce costs and to provide greater flexibility to the Company to deploy its resources to its core business operations.  Effective March 12, 2009, the Company ceased its listing with Nasdaq and was quoted on the Pink Sheets under the symbol MDII.pk.

We have funded our operating losses with existing cash reserves and sales of non-core assets. Our only remaining business would be disposed of by the merger and spin out, which is the subject of this proxy statement, and our remaining cash reserves are not sufficient to fund anticipated future losses.  Based on our operating performance, current economic conditions, our outlook for the future and our inability to obtain additional capital, we have decided to seek a merger before it became necessary for us to cease operations.

Management and the Board of Directors have been discussing strategic alternatives for the Company since 2004. We have investigated various strategic alternatives for our business, including a potential sale. We had numerous discussions with a variety of companies and eventually determined that the opportunity presented by the Merger was in the best interests of the Company and our stockholders.

In July and August 2008 we had discussions with Almana about a potential transaction that were not productive. However, in May 2009 Almana indicated its interest in the Company once again to the end that in May 2009 a meeting was held between an Almana representative and Company representatives.  During the course of this meeting, the parties discussed our business, financial condition, operating trends and explored a potential transaction. On June 16, 2009 the Company and Almana executed a confidentiality agreement which provided for Almana to hold confidential any information it received from us. Thereafter, counsel to Almana and the Company discussed alternatives to structuring a possible transaction and prepared a draft Initial Term Sheet.

On June 22, 2009 our Board held a telephonic meeting to discuss a potential transaction with Almana and authorized management to continue discussions with Almana pursuant to the terms outlined in the non-binding Initial Term Sheet. Immediately thereafter representatives of Almana and the Company met to discuss due diligence matters, potential synergies of the combined entity, to further refine a possible structure for the transaction, personnel issues, price, and pricing mechanisms. Thereafter, we complied with Almana’s due diligence requests and had various meetings and telephone conferences to discuss the material supplied by us to a virtual data room for review by Almana.  During that time, management of the Company informed the individual members of the Board of the progress being made.

On July 6, 2009 we engaged Hill Schwartz Spilker Keller LLC (“HSSK”) to review the proposed transactions with a view to rendering its opinion, from a financial point of view, as to whether the consideration to be offered to our stockholders in the proposed Merger was fair to our stockholders.

On July 10, 2009 Almana provided us with a draft of the proposed Merger Agreement and that same day management met to review the document. On July 13, 2009 we and our counsel commenced negotiations on the Merger Agreement with Almana and its counsel and on that date we sent our initial comments to the Merger Agreement to Almana.

From July 10, 2009 until August 10, 2009 we continued to negotiate with Almana and its counsel and exchanged drafts of the Merger Agreement and other operative agreements and documents.

At its meeting on July 30, 2009 the Board continued to discuss the merits of the expected Almana transaction.  During July there were many meetings and telephone calls between representatives of the Company and Almana discussing the due diligence materials, strategic fit, and the operational and financial condition of the Company. Throughout this period management of the Company continued to update the individual members of the Board on the progress being made and the open issues.

On August 7, 2009 our Board held a telephonic meeting at which time HSSK reviewed with our Board its analysis, from a financial point of view, as to the fairness of the Merger consideration. Later that day, HSSK delivered its draft Opinion to the effect that based upon and subject to the matters stated in the Opinion, the Merger and Spin Out were fair, from a financial point of view, to the holders of the Corporation’s capital stock.

On August 10, 2009 our Board held a telephonic meeting during which the  Spin Out Agreements were reviewed, including: (i) the Contribution Agreement with Monitor Dynamics; (ii) the Securities Purchase Agreement with 214 Investments; (iii) the two Intellectual Property License Agreements with Monitor Dynamics; (iv) the Non-Competition Agreement with Monitor Dynamics; (v) the Transition Services Agreement with 214 Investments. HSSK reviewed with our Board its analysis, from a financial point of view, as to the fairness of the Merger consideration , to the effect that, as of the date of that Opinion and based upon and subject to the matters stated in the Opinion, the Merger and Spin Out were fair, from a financial point of view, to the holders of the Corporation’s capital stock. The Opinion of HSSK does not constitute a recommendation with respect to any matter relating to the merger and the spin out.  After discussion, the Board of Directors, by unanimous vote of all members (i) determined that the Merger Agreement and the Merger and the spin out and the Spin Out Agreements  are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement and the Merger, spin out and Spin Out Agreements (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Spin Out Agreements; (iv) approved the  other operative documents and agreements and authorized management to execute those documents and publicly announce the Merger.

Management and the Board have discussed the form and substance of the proxy statement and reviewed 5 drafts of the Proxy statement. At its meeting on August 14, 2009, the Board approved the form and substance of this proxy statement and authorized management to file it with the SEC.

Reasons for the Merger and Spin Out and Recommendation of Our Board of Directors

Our board of directors has unanimously determined that: (i) the merger of Almana Networks International with and into ANI Merger Sub is advisable, fair to and in the best interests of our stockholders; and (ii) the spin out of certain business lines into Monitor Dynamics, Inc., and the sale of Monitor Dynamics and Structure REDS, LLC is advisable, fair to and in the best interests of our stockholders.  The decision of the board to approve and enter into the merger agreement and the spin out purchase agreement, and to recommend that stockholders vote “FOR” the approval and adoption of the merger agreement and the spin out agreement was the result of careful consideration of numerous factors by the board, including, without limitation, the following:

Fairness Opinion.  The oral opinion of HSSK delivered to the board on August 7, 2009, which opinion was confirmed by delivery of a written opinion dated  August 10, 2009, the date of the merger agreement, to the effect that, as of that date and based on and subject to the assumptions, qualifications and limitations described in its opinion, the consideration received by MDI in the merger and spin out was fair, from a financial point of view, to the holders of our common stock and preferred stock. A copy of the written opinion of HSSK, dated August 10, 2009, which set forth the procedures followed, assumptions made, matters considered and the limitations on the reviews undertaken by HSSK in connection with its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Stockholders are urged to read the HSSK opinion in its entirety.

Stronger Balance Sheet.  The Board believes that the combined company resulting from the transaction will have a stronger balance sheet, along with a lower cost of capital. In addition, the retention and investment of future cash flows will reduce the need to raise capital from outside sources under unfavorable market conditions similar to those that currently exist.

Increase in 2009 Business, Revenue and Profits. The Board believes that the Merger will immediately improve corporate revenues.  By letter dated August 3, 2009, Almana Networks Solutions (“ANS”) confirmed its agreement to assign seven (7) contracts to Almana Networks International, Inc. prior to the closing of the merger.  The company  has reviewed copies of the seven (7) contracts  signed by both the customers and ANS. As a result of the merger, it is projected that these contracts will  provide a combined $19M in revenue over their terms.  These contracts validate the revenue estimates for the next twelve months.  Of this amount, $8M is in revenue and an  estimated $1.2M in EBITDA is projected for the last four (4) months of calendar 2009.

Increase in Future Revenue and Profits. The Board believes that the Merger will result in an  increase  in revenue and profit for the foreseeable future over what would have been achievable without the merger.  The current Almana quoted business pipeline, contracts currently under negotiation and letters of intent from prospects have been identified and discussed with the company.  ANS  has been working on winning these accounts over the last 18 months. These business prospects, if realized as actual sales, will greatly assist the company in achieving the projected revenue and profit estimates over the next three years (see chart, fig. 1).

Fig. 1 – Three Year Revenue and Earnings Estimates (in Millions)

2009 (4 mos)                                           Revenue (E) = $8M                                                      EBITDA (E) = $1.2M

2010 (12 mos)                                           Revenue (E) = $61M                                                      EBITDA (E) = $12M

2011 (12 mos)                                           Revenue (E) = $85M                                                      EBITDA (E) = $16.5M

2012 (12 mos)                                           Revenue (E) = $118M                                                      EBITDA (E) = $24.7M

Improved Access to Working Capital. By letter of commitment dated August 7, 2009, Almana Networks International, Inc. was extended a $5 million revolving line of credit from Almana Networks Solutions to be available upon closing the merger. This revolving line of credit will be used by the company to assist it in financing and supporting the company’s large project mobilization needs and provide a source of cash to fund its on-going operating needs.

Expense Reduction. The Board believes that the Merger will enable the company to on corporate G&A expense. Initial calculations have shown that expenses will be reduced by $3.6M annually over current twelve-month run rates

Greater Liquidity. The Board believes that the Merger will improve the liquidity of the combined company.

Improved Access to Capital Markets. The Board believes that the Merger will enhance investor interest in the combined company. Feasibility. The Board believes that the Merger has the greatest likelihood of success in achieving the short and long-term financial goals for all company stakeholders.  This Merger provides a business relationship with long term business value as compared to other possible alternatives, including raising cash in either the public equity or debt capital markets, which alternatives are dependent on conditions in the capital markets and third parties, and which the Board believes would not be as favorable  as the Merger.

Feasibility. The Board believes that the Merger has the greatest likelihood of success in achieving the short and long-term financial goals for all company stakeholders. This Merger provides a business relationship with long term business value as compared to other possible alternatives, including raising cash in either the public equity or debt capital markets, which alternatives are dependent on conditions in the capital markets and third parties, and which the Board believes would not be as favorable as the Merger. Reasons for this belief include, but are not limited to the following:

●           the fact that Almana was the best competitive bid received;

●           the Board of Directors’ belief that its process was designed to maximize value for the stockholders of the Company;

●           the fact that Almana executed confidentiality agreements, provided preliminary indications of interest, received extensive diligence information and participated in diligence meetings with the Company’s management;

●           management’s operating and financial presentations;

●           the efforts made by management to negotiate and execute a merger agreement containing financial and other terms that were favorable to the Company;

●           the financial and other terms and conditions of the merger agreement, including the fact that the merger was not subject to a financing condition, and the fact that all terms and conditions of the merger agreement were the product of arm’s length negotiation between the parties;

●           the likelihood that the merger will be completed;

●           the fact that our stockholders will have the opportunity to approve or reject the merger at the meeting of stockholders called and held for that purpose;

●           the commitment made by Almana to provide a $5 million working line of credit for use by the Company in financing its operations.

●           its belief that a merger was more favorable to our stockholders than the alternative of remaining a stand-alone, independent company because of the uncertain returns to our stockholders if the Company remained independent in light of (i) the Company’s business, operations, financial condition, strategy and prospects, (ii) recent and anticipated future operating losses and the risks involved in achieving those results, (iii)  the financial condition of the Company, (v) the substantial costs of being a publicly-traded company;

●           its belief that a merger was more favorable to our stockholders than the potential value that might result from a possible bankruptcy filing;

●           the likely negative impact on the market price of the common stock from our anticipated second quarter 2009 earnings and management’s estimates of our future financial performance;

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

●           completion of the Merger will result in substantial and immediate dilution to the voting power of our current stockholders. Issuing shares of our common stock required to complete the Merger will significantly dilute the voting power of our existing stockholders (from 100% of the outstanding shares before the Merger to 20% afterwards).  If we do not realize the benefits from the Merger anticipated by the Board when they approved the Merger, the market price of our common stock may decline as a result and our stockholders may not realize a benefit despite the ownership dilution they will experience.

●           failure to complete the Merger or delays in completing the Merger could negatively affect future business and operations.

●           if the Merger is not completed for any reason, the company may be subject to a number of material risks, including the inability to effectively compete in the market.

●           we may not be able to fund the capital expenditures that will be required for us to continue technology operations and product development

●           we must make capital expenditures to develop and upgrade our company information technology infrastructure and security product line. Historically, we have financed our capital expenditures through the sale of equity securities and we do not see the ability to do so in the future. We cannot assure that we will have sufficient capital resources in the future to finance all necessary capital expenditures.

●           We operate in a highly competitive industry which may adversely affect our operations.

●           we operate in a highly competitive technical environment. Our legacy customer base and new customer targets are key to survival.  We must compete for their business daily. Many of our competitors have financial and other resources substantially greater than ours. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us on an ongoing basis.

●           the risks and costs to the Company if the merger is not completed, including the diversion of management attention, the potential effect on the Company’s business, and the likely negative effect on the trading price of the common stock;

●           the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements in the Company’s operations;

●           the fact that some of the Company’s executive officers and directors have interests in the merger that are different from, or in addition to, those of the Company’s stockholders generally (see “Interests of MDI’s Executive Officers in the Merger”);

●           the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

●           the fact that the merger agreement did not provide for a go-shop period;

●           the fact that while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by the Company’s stockholders; and the fact that there is a risk that Almana will not be able to consummate the merger.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its evaluation of the merger agreement and the merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to any of the foregoing factors.

The board of directors has unanimously determined that the merger agreement and spin out purchase agreement is advisable, fair to and in the best interests of our stockholders.  Accordingly, the board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the merger agreement and the spin out purchase agreement.

Opinion of Our Financial Advisor

HSSK has acted as MDI's exclusive financial advisor in connection with the merger and spin out.  MDI selected HSSK based on HSSK 's experience and reputation.  HSSK is a recognized fairness, valuation and litigation consulting firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

In connection with HSSK's engagement, MDI requested that HSSK evaluate the fairness, from a financial point of view, of the consideration received in the merger and spin out by MDI.  On August 7, 2009, at a meeting of the MDI board of directors held to evaluate the merger and spin out, HSSK delivered to the MDI board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 10, 2009, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger and spin out were fair, from a financial point of view, to MDI’s stockholders.

The full text of HSSK's written opinion, dated August 10, 2009, to the MDI board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this proxy statement by reference.  Holders of MDI common stock and preferred are encouraged to read this opinion carefully and in its entirety.  HSSK's opinion is addressed to the MDI board of directors and relates only to the fairness, from a financial point of view, of the merger and spin out, does not address any other aspect of the proposed merger and spin out, or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the proposed merger and spin out.  The summary of HSSK's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, HSSK reviewed the merger agreement, the spin out purchase agreement and related documents as well as publicly available business and financial information relating to MDI.  HSSK also reviewed certain other information relating to MDI, including financial forecasts, provided to or discussed with HSSK by MDI, and met with the management of MDI, to discuss the business and prospects of MDI.  HSSK also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, HSSK did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects.  With respect to financial forecasts, HSSK was advised and assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of MDI’s management as to the future financial performance of MDI.  MDI also advised HSSK, and HSSK assumed, that in the course of obtaining the necessary regulatory and third-party approvals and consents for the proposed merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the proposed merger or spin out and that the merger would be consummated in its entirety in accordance with the terms of the merger agreement without waiver, amendment or modification of any material term, condition or agreement, and the spin out would be consummated in its entirety in accordance with the terms of the spin out purchase agreement with without waiver, amendment or modification of any material term, condition or agreement.

In preparing its opinion to the MDI board of directors, HSSK performed a variety of financial and comparative analyses, including those described below.  The summary of HSSK's analyses described below is not a complete description of the analyses underlying its opinion.  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In arriving at its opinion, HSSK made qualitative judgments as to the significance and relevance of each analysis and factor that it considered.  Accordingly, HSSK believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, HSSK considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MDI.  No company, transaction or business used in HSSK's analyses as a comparison is identical to MDI or the proposed merger or spin out, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.  The estimates contained in HSSK's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.  Accordingly, HSSK's analyses and estimates are inherently subject to substantial uncertainty.

HSSK's opinion and financial analyses were only one of many factors considered by the MDI board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the MDI board of directors or management with respect to the merger or the merger consideration.

Included in  Annex C, is a description of the material financial analyses underlying HSSK's written opinion dated August 10, 2009 delivered to the MDI board of directors in connection with the merger and spin out

Other Factors.  In the course of preparing its opinion, HSSK also reviewed and considered other information and data, including the historical price performance of MDI common stock and the relationship between movements in MDI common stock and the S&P 500, Nasdaq Composite Index and selected companies in the security services industry.

Miscellaneous.  MDI has agreed to pay HSSK customary fees for its financial advisory services in connection with the merger and spin out.  MDI also has agreed to reimburse HSSK for its out-of-pocket expenses, including the reasonable fees and expenses of legal counsel and any other advisor retained by HSSK, and to indemnify HSSK and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Interests of  MDI’s Directors and Executive Officers in the Merger and Spin Out

In addition to their interests in the merger and spin out as stockholders, certain members of our management have interests in the merger and spin out that differ from, or are in addition to, your interests as a stockholder.  In considering the recommendation of our board of directors in favor of the merger, you should be aware of these interests. You should keep these interests in mind when considering the recommendation of our board of directors for the proposal to approve and adopt the merger agreement and spin out purchase agreement.  Our board of directors was aware of, and considered the interests of, our management in approving the merger agreement, the merger, the spin out and the spin out purchase agreement. All interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally.

Spin Out - Certain of our executive officers, certain members of our management are the initial founders  of 214 Investments, Inc., the entity that will purchase Monitor Dynamics, Inc. and Structure REDS, LLC in the spin out. It is expected that the ownership of these three entities will change after the closing of the merger to include other management and other employees of the company who will become employees of 214 Investments. Additionally, as the need arises, it is possible that third party investors may become part owners of one or all three of these entities.

Employment Agreements - In March 2008, we entered into employment agreements with  our executive officers. Pursuant to these agreements, in the event of a change in control the officers would receive the following benefits and payments: (i) two times Base Salary; (ii) two times minimum Target Bonus; (iii) continuation of company benefits for two years (or cash in lieu thereof); (iv) all unvested options/restricted stock grants would vest; (v) payment of any excise tax; (vi) legal fees should there be a need on the part of the officer to enforce rights against the Company. The agreements provide that any successor entity must specifically assume the obligations of the Company for the above payments and benefits. Upon the consummation of the merger, amendments to such employment agreements will become effective whereby  all officers waive their rights to severance or any other payments upon a change in control of MDI. The executives will receive expense reimbursements and salary up until the effectiveness of the merger agreement.

Regulatory Approvals

We are not aware of any significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger or spin out.  If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it.  Even if we could obtain the approval, conditions may be placed on it that could cause us or Almana Networks International to abandon the merger even if we receive stockholder approval.

Past Contacts, Transactions or Negotiations

Effective March 28, 2008, MDI and Almana Networks executed a Sales Development letter agreement pursuant to which MDI would issue to Almana Networks’ owners shares of MDI common stock when and as Almana Networks secured orders for the purchase of MDI’s products and services for which MDI received payment. The agreement expired on December 31, 2008 with 28,083 shares being issued in payment for $140,143 worth of orders for MDI products and services having been delivered to MDI.

The Merger Agreement

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement, and you should read it carefully and in its entirety.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, ANI Merger Sub, Inc., a wholly owned subsidiary of MDI and a party to the merger agreement, will merge with and into Almana Networks International, Inc. and each issued and outstanding share of common stock, par value $0.001 per share, of ANI Merger Sub, Inc. will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation. Almana Networks International, Inc. will survive the merger as a wholly owned Delaware subsidiary of MDI.  The merger will have the effects set forth under Section 259 of the DGCL.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Almana Networks International and us and specified in the certificate of merger. The filing of the certificate of merger will occur simultaneously with or as soon as practicable after the closing date, which will be the third business day after satisfaction or waiver of the conditions to the merger described in the merger agreement or such other time as MDI and Almana Networks agree.

Directors and Officers of MDI

Upon the effectiveness of the merger agreement, our directors and executive officers will resign from their positions with MDI after appointing the following persons to replace them:

Directors and Officers of Surviving Corporation

The directors and officers of Almana Networks International, Inc. in office immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation.  The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

Merger Consideration

Upon completion of the merger, MDI will issue, in exchange for each outstanding share of the common stock of Almana Networks, [] (the “Exchange Ratio”) shares of MDI common stock.  The Exchange Ratio was determined through arm’s-length negotiations between Almana Networks and us. The Company will issue an aggregate of approximately [] shares of common stock pursuant to the merger.

Effect on Stock Options

Stock Options- Upon completion of the merger, each outstanding option to purchase our common stock will automatically become fully vested and exercisable pursuant to the 2002 Stock Incentive Plan, as the merger will constitute a change of control there under.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•
approval and adoption by the stockholders holding shares representing a majority of votes present and entitled to vote at the special meeting on the merger agreement and the transactions contemplated by the merger agreement;

•
no law having been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction having been in effect, that makes the merger illegal or otherwise prohibits consummation of the merger;

•
receipt and effectiveness as of the closing date of the merger of all governmental waivers, consents, orders and approvals legally required for the consummation of the merger and the transactions contemplated by the merger agreement, other than those, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MDI and its subsidiaries;

•	all of our directors and officers must have resigned in writing from their positions as directors and officers of MDI effective upon the election and appointment of the ANI Nominees; and

•	the execution of the spin out purchase agreement.

Almana Networks’ obligations to complete the merger are also subject to the following conditions:

•	we must have performed our agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger;

•
our representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date of the merger, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us and would not materially impair our ability to perform our obligations under the merger agreement;

•	delivery to Almana Networks of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of MDI;

•	receipt of an opinion of MDI’s General Counsel, in substantially the form attached to the merger agreement;

•	the completion of the reverse stock split; and

•	the execution and effectiveness of waivers of certain members of management of their rights to receive severance or change of control payments upon consummation of the merger.

Our obligation to complete the merger is also subject to the following conditions:

•	Almana Networks must have performed its agreements contained in the merger agreement required to be performed on or prior to the closing date of the merger;

•
Almana Networks’ representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date of the merger, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and would not materially impair Almana Networks International’s ability to perform its obligations under the merger agreement;

•	delivery to us of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of Almana Networks International; and

•	receipt of an opinion of Andrews Kurth LLP, counsel to Almana Networks, in substantially the form attached to the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger agreement by our stockholders:

•	by mutual written consent of us and Almana Networks, by action of our respective boards of directors;

•
at any time after October 31, 2009, the Outside Date, if the merger shall not have been consummated  and such failure to consummate the merger shall not have been caused by a breach of the merger agreement by the terminating party;

•
by us, if Almana Networks International (i) fails to perform in any material respect any of its covenants or agreements under the merger agreement and does not cure such default by the Outside Date, or such default is not curable, or (ii) has breached any of its representations and warranties under the merger agreement, which breach cannot be cured, or has not been cured, prior to the Outside Date and which has not been waived by us;

•
by Almana Networks International if (i) we fail to perform in any material respect any of our covenants or agreements under the merger agreement and we do not cure such default by the Outside Date, or such default is not curable, or (ii) we have breached any of our representations and warranties under the merger agreement, which breach cannot be cured, or has not been cured, prior to the Outside Date and which has not been waived by Almana Networks International;

•
by Almana Networks International, if our board of directors has withdrawn, modified, withheld or changed, in a manner adverse to Almana Networks International, its approval or recommendation of the merger agreement or the merger, or recommended a superior proposal or resolved or committed to do any of the foregoing;

•
by either us or Almana Networks International, if at the special meeting of stockholders or any adjournment thereof, at which the merger has been submitted for adoption by our stockholders, the merger shall have failed to receive the necessary vote of our stockholders; and

•	by either us or Almana Networks, if the closing of the merger has not occurred on or before October 31, 2009, the Outside Date.

Expenses and Fees

The expenses of the merger incurred by MDI, subject to Almana Networks’ receipt of documentation regarding such expenses shall be paid 50% by MDI and 50% by Almana Networks. MDI shall be responsible for its own expenses if the merger agreement is terminated:

•
by Almana Networks because our board of directors has withdrawn, modified, withheld or changed, in a manner adverse to Almana Networks, its approval or recommendation of the merger agreement or the merger, or resolved or committed to do the foregoing; and

•
by Almana Networks because of a material breach of a representation or warranty made by us, the breach of which gives rise to the failure of the Almana Networks conditions to closing set forth in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of Almana Networks, MDI and its acquisition subsidiary that expire upon consummation of the merger as to, among other things:

•	due organization, valid existence and good standing;

•	approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

•	the binding effect of the merger agreement;

•	the governmental approvals required in connection with the transactions contemplated by the merger agreement; and

•	the violations, conflicts or breaches of certain documents caused by the consummation of the transactions contemplated by the merger agreement.

In addition, the merger agreement contains representations and warranties by us as to, among other things:

•	our capitalization;

•	our subsidiaries;

•	the delivery and accuracy of our filings with the Securities and Exchange Commission;

•	the maintenance of controls and procedures required under the Securities Exchange Act of 1934, as amended;

•	the absence of undisclosed liabilities;

•	the absence of certain material adverse changes or events since the end of our most recent fiscal year;

•	pending litigation, actions and proceedings against us and our subsidiaries;

•	our compliance with laws;

•	our compliance with certain agreements;

•	tax matters and our compliance with relevant tax laws;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	our compliance with labor matters;

•	the ownership and condition of our real estate;

•	our compliance with environmental matters;

•	transactions with our stockholders, employees, officers or directors;

•	the ownership and condition of our intellectual property;

•	matters related to certain of our contracts and commitments;

•	matters related to our government contracts;

•	our compliance with the Foreign Corrupt Practices Act of 1977; and

•	the payment of brokers or similar fees.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of MDI and Merger Sub” and “Representations and Warranties of ANI” in Annex A included in this proxy statement.

Covenants Under the Merger Agreement

Conduct of MDI Business -  We have agreed in the merger agreement that, unless Almana Networks otherwise agrees in writing, we will, and will cause our subsidiaries to:

•	conduct our business in the ordinary and usual course of business and consistent with past practice.

In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without Almana Networks’ prior written agreement:

•	amend or propose to amend our certificate of incorporation or bylaws;

•	split, combine or reclassify our outstanding capital stock;

•	engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the merger agreement;

•	declare, set aside or pay any dividend or distribution payable in stock or property;

•	incur or become contingently liable with respect to any indebtedness other than borrowings and refinancings in the ordinary course of business;

•
redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

•	make any acquisition of assets or businesses or any other capital expenditures other than capital expenditures for fixed or capital assets in the ordinary course of business;

•	sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business;

•	loan, advance funds or make any investment in or capital contribution to any other person other to any subsidiary or otherwise in the ordinary course of business;

•	enter into any contract, agreement, commitment or arrangement with respect to the five immediately foregoing items;

•
enter into or amend any employment, consulting, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, consultants or key employees; or

•
adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit of any employee or retiree, except as required to comply with changes in applicable law or applicable collective bargaining agreements.

Other Covenants - The merger agreement contains a number of mutual covenants of us and Almana Networks, including covenants relating to:

•	preparing and filing this proxy statement and the accuracy of the information in it;

•	the payment of expenses and fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

•
furnishing notice to each other of the occurrence or failure to occur of any event that would cause the representations and warranties in the merger agreement to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement in the merger agreement;

•	supplementing the disclosure schedules attached to the merger agreement prior to the closing of the merger; and

•	the confidentiality of the non-public documents and information furnished to each other.

The merger agreement also contains covenants requiring us to:

•	hold a special meeting of stockholders to obtain stockholder approval of the merger agreement;

•	recommend, through our board of directors, approval and adoption of the merger agreement;

•	provide Almana Networks and its representatives with reasonable access to our personnel, properties, books, contracts, commitments and records prior to the effective time of the merger;

•	promptly advise Almana Networks in writing of any change or the occurrence of any event which may have a material adverse effect on us; and

•	mail this proxy statement to our stockholders as promptly as practicable after the date of the merger agreement.

The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Covenants” in Annex A included in this proxy statement.

Amendment and Waiver

The merger agreement may not be amended except by action taken by the parties’ respective board of directors or their duly authorized committees.  Any amendment must be in writing, signed on behalf of each of Almana Networks, MDI and ANI Merger Sub and in compliance with applicable law.

At any time prior to the effective time of the merger, Almana Networks, MDI and ANI Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of either party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and/or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement.  Any agreement by Almana Networks, MDI or ANI Merger Sub to an extension or waiver will be valid if set forth in an instrument in writing signed on behalf of the party.

Assignment

The merger agreement may not be assigned by operation of law or otherwise, without the prior written consent of the other parties.

THE SPIN OUT PURCHASE AGREEMENT

The following description summarizes the material provisions of the spin out purchase agreement and is qualified in its entirety by reference to the complete text of the spin out purchase agreement. The spin out purchase agreement included in this proxy statement as Annex B contains the complete terms of that agreement, and you should read it carefully and in its entirety.

Form of the Spin Out

MDI has contributed the assets associated with the our MDI Security Systems business to Monitor Dynamics, Inc., a wholly owned subsidiary of MDI. Structure REDS, LLC is a wholly owned subsidiary of MDI which operates our general contracting business. Subject to the terms and conditions of the spin out purchase agreement, at the effective time of the spin out purchase agreement, 214 Investments, Inc., a Delaware corporation formed  by certain members of our management, will purchase all the issued and outstanding shares of Monitor Dynamics, Inc. as well as the issued and outstanding membership interests of Structure REDS, LLC. In connection with the spin out: (i) MDI and 214 Investments, Inc. will enter into a Transition Services Agreement, pursuant to which 214 Investments will provide certain services to MDI; (ii) MDI and Monitor Dynamics, Inc. will enter into a license agreement providing MDI a license to use certain intellectual property of Monitor Dynamics, Inc.; (iii) MDI and Monitor Dynamics will enter into a license agreement providing Monitor Dynamics a license to use certain intellectual property of MDI; and (iv) MDI and 214 Investments, Inc. will enter into a non-competition agreement pursuant to which MDI will agree not to compete in certain lines of business.

Effective Time of the Spin Out

The spin out will become effective upon the satisfaction or waiver of the conditions to the spin out described in the spin out purchase agreement or such other time as MDI and 214 Investments, Inc. agree.

Spin Out Consideration

In exchange for the sale to 214 Investments, Inc. of the issued and outstanding shares of Monitor Dynamics, Inc. and Structure REDS, LLC, 214 Investments, Inc. will issue to MDI an unsecured, non-recourse, convertible promissory note in the amount of $1,000,000.

Conditions to the Spin Out

The parties’ obligations to complete the spin out are subject to the following conditions:

•
no law having been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction having been in effect, that makes the merger illegal or otherwise prohibits consummation of the merger.

214 Investments, Inc.’s obligations to complete the merger are also subject to the following conditions:

•	we must have performed our agreements contained in the spin out purchase agreement required to be performed on or prior to the closing date of the spin out purchase agreement;

•	our representations and warranties contained in the spin out purchase agreement must be true and correct at the time made and at the closing date of the spin out; and

•	delivery to 214 Investments, Inc. of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of MDI.

Our obligation to complete the spin out is also subject to the following conditions:

•	214 Investments, Inc. must have performed its agreements contained in the spin out purchase agreement required to be performed on or prior to the closing date of the spin out;

•	214 Investments, Inc.’s representations and warranties contained in the spin out purchase agreement must be true and correct at the time made and at the closing date of the spin out; and

•	delivery to us of a certificate as to the matters discussed in the previous two paragraphs signed by an executive officer of 214 Investments, Inc.

Termination of the Spin Out Purchase Agreement

The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger agreement by our stockholders:

•	by mutual written consent of us and 214 Investments, Inc., by action of our respective boards of directors;

•
by us, if 214 Investments, Inc. (i) fails to perform in any material respect any of its covenants or agreements under the spin out purchase agreement and does not cure such default in all material respects, or (ii) has breached any of its representations and warranties under the spin out purchase agreement, which breach cannot be cured prior to the closing  and has not been waived by us; and

•
by 214 Investments, Inc., if we (i) fail to perform in any material respect any of our covenants or agreements under the spin out purchase agreement agreement and do not cure such default in all material respects or (ii) have breached any of our representations and warranties under the spin out purchase agreement, which breach cannot be cured prior to the closing of the spin out and has not been waived by 214 Investments, Inc.

Expenses and Fees

The parties to the spin out purchase agreement will bear their respective costs and expenses incurred in connection with the spin out purchase agreement, whether or not the spin out is consummated.

Representations and Warranties

The spin out purchase agreement contains customary representations and warranties of MDI and 214 Investments, Inc. that expire upon consummation of the spin out as to, among other things:

•	due organization, valid existence and good standing; and

•	approval of the spin out purchase agreement and power and authorization to enter into the transactions contemplated by the spin out purchase agreement.

The representations and warranties in the spin out purchase agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the spin out purchase agreement entitled “Representations and Warranties of Seller” and “Representations and Warranties of Buyer” in Annex B included in this proxy statement.

Covenants Under the Spin Out Purchase Agreement

Tax Matters  - We have agreed in the spin out purchase agreement that MDI and 214 Investments, Inc. will cooperate in certain matters related to the taxes of Monitor Dynamics, Inc. and Structure REDS, LLC.

The covenants in the spin out purchase agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the spin out purchase agreement entitled “Covenants” in Annex B included in this proxy statement.

Amendment and Waiver

The spin out purchase agreement may not be amended except by action taken by the parties’ respective board of directors or their duly authorized committees.  Any amendment must be in writing, signed on behalf of each of MDI and 214 Investments, Inc. and in compliance with applicable law.

Assignment

The spin out purchase agreement may not be assigned by operation of law or otherwise, without the written consent of the other party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The table below sets forth information concerning (1) each person the Company believes owns beneficially in excess of 5% of the Common Stock as of August 10, 2009, and (2) the shares of Common Stock beneficially owned as of August 10, 2009 by each director, the Principal Executive Officer and two other executive officers whose names appear in the “Summary Compensation Table,” and by all named executive officers and directors collectively.  Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of August 10, 2009, the Company had approximately 35,634,385 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of August 10, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock		Preferred Stock
Name and Address of Beneficial Owner (1)	Shares	Percentage	Shares	Percentage
5 5% Shareholders:

Ri Ridgemont Investment Group, LLC (2)	3,160,000	8.9
Vi Victoria & Eagle Strategic Fund, Ltd. (3)	2,120,000	5.9	195,351	100%
Directors and Executive Officers: (4)
Collier Sparks	1,185,000	3.3	--	--
Richard Larsen	718,500	2.0	--	--
Michael Sweet	500,000	1.4	--	--
Carlo Loi	596,500	1.7	--	--
James Power	470,000	1.3	--	--
Peter Knepper	285,000	*	--	--
Executive Officers and directors as a group (6 persons)	3,755,000	10.5	--	--
____________
(*)	Less than 1 percent

(1)	Unless otherwise noted, all addresses are c/o MDI, Inc., 12500 Network Blvd., Suite 306,, San Antonio, Texas 78249.

(2)
Based on a Schedule 13G filed by Ridgemont Investment Group, LLC with the SEC dated August 14, 2008, Ridgemont Investment Group, LLC owns 2,335,000 shares of the Company’s common stock and its affiliates own 825,000.

(3)
The Company believes the address for Victoria & Eagle Strategic Fund, Ltd. is c/o Price Waterhouse Coopers, P.O. Box 258 GT, Strathvale House, George Town, Grand Cayman, Cayman Islands. Based on the last information available to the Company, the Company believes that VESF’s beneficial ownership consists of 2,120,000 shares of common stock owned by VESF and 406,981 shares of common stock issuable upon conversion of the 195,351 shares of Series A Preferred Stock owned by VESF.

(4)
The table includes shares of Common Stock that can be acquired through the exercise of options within 60 days of August 10, 2009 (May 12, 2009) as follows: Mr. Sparks — 1,185,000, Mr. Larsen — 718,500,  Mr. Sweet — 500,000, Mr. Loi — 596,500, Mr. Power — 470,000, Mr. Knepper — 285,000, and all named executive officers and directors as a group —3,755,000. The percent of the class owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

FINANCIAL INFORMATION

Financial Statements. Our financial statements for the year ended December 31, 2008 are included in our 2008 Annual Report on Form 10-K, which we are providing to our stockholders at the same time as this proxy statement, and are incorporated herein by reference. Interim financial statements for the quarterly period ended March 31, 2009 are included in our Quarterly Report on Form 10-Q, which we are also providing to our stockholders at the same time as this proxy statement, and are incorporated herein by reference. Our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and this proxy statement are also posted on our web site at www.mdiincorporated.com/investor_relations.html. If you have not received or do not have access to the annual report or quarterly report, please call our Investor Relations department at (210) 679-3550, and we will send a copy to you without charge, or please send a written request to MDI, Inc., Attn: Investor Relations, 12500 Network Blvd., Suite 306, San Antonio, TX 78249.

Pro-Forma Financial Information. The pro forma financial information set forth below shows how the spin out and merger might have effected historical financial statements of the Company had the spin out and merger been consummated at an earlier time. As Almana Networks was formed on June 5, 2009, and has had limited operations, no pro forma adjustments have been made to the Company’s historical financial statements as a result of the merger. The pro-forma adjustments reflect adjustments to the Company’s historical financial statements had the spin out been consummated as of the earlier times set forth below.

MDI, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AT JUNE 30, 2009
(in thousands, except share and per share data)

	MDI, Inc. (A)	Sale of Security Systems and General Contractors Businesses (B)	Pro Forma Adjustments	MDI, Inc. Pro Forma
Current Assets:
Cash and cash equivalents	$ 372	$ 372	$ -	$ -
Restricted cash	72	-	-	72
Accounts receivable	1,637	1,637	-	-
Inventories	376	376	-	-
Other current assets	269	18	-	251
Total current assets	2,726	2,403	-	323

Property and equipment, net	5,778	171	-	5,607

Goodwill	1,000	-	(1,000) (C)	-
Other non current assets	502	43	1,000 (D)	1,459
Total assets	10,006	2,617	$ -	$ 7,389
Current Liabilities:
Accounts payable	$ 2,244	$ 1,493	$ -	$ 751
Accrued expenses	687	318	-	369
Deferred income	406	406	-	-
Other liabilities	470	359	-	111
Notes payable	5,500	-	-	5,500

Total Liabilities	9,307	2,576	-	6,731

Stockholders' Equity:
Preferred stock	977	-	-	977
Common stock	356	-	-	356
Additional paid in capital	146,798	-	-	146,798

Accumulated deficit	(147,432)	41	-	(147,473)

Total stockholders' equity	699	41	-	779
Total liabilities and stockholders' equity	$ 10,006	$ 2,617	$ -	$ 7,389

Pro forma adjustments are computed assuming the merger transaction was consummated on June 30, 2009.

(A)	Represents MDI, Inc. ("MDI") historical balance sheet as of June 30, 2009.
(B)	Represents assets and liabilities to be sold related to security systems and general contractor businesses.
(C)	Represents elimination of goodwill for security system business.
(D)	This entry reflects the $1 million promissory note due MDII from new owners of security systems and general contractor business.

MDI, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008
(in thousands, except share and per share data)

	MDI, Inc. (A)	Discontinued Operations (B)	Sale of Security Systems and General Contractors Businesses (C)	Pro Forma Adjustments	MDI, Inc. Pro Forma

Net sales	$ 17,190	$ 6,485	$ 10,655	$ 556(E)	$ 606
Cost of sales	10,340	3,594	6,719	-	27
Gross profit	6,850	2,891	3,936	556	579

Other operating costs:
Selling, general and administrative	8,853	1,901	4,346	868 (D)	3,474
Asset and goodwill impairment	2,374	2,204	-		170
Depreciation and amortization	873	538	104	-	231
	12,100	4,643	4,450	868	3,875

Operating income (loss)	(5,250)	(1,752)	(514)	(312)	(3,296)

Other income (expense):
Interest expense, net	(415)	10	-	40 (F)	(385)
Other, net	449	45	-	-	404
	34	55	-	40	19
Income (loss) before income taxes and discontinued operations	(5,216)	(1,697)	(514)	(272)	(3,277)
Income taxes	(17)	(15)	-	-	(2)
Income (loss) from continuing operations	(5,233)	(1,712)	(514)	(272)	(3,279)

Loss from discontinued operations	-	-	-	-	-
Net income (loss)	(5,233)	(1,712)	(514)	(272)	(3,279)

Preferred dividends	(31)	-	-	-	(31)
Net income (loss) allocable to common shareholders	$ (5,264)	$ (1,712)	$ (514)	$ (272)	$ (3,310)

Basic and diluted (loss) earnings per share	$ (0.14)	$ (0.05)	$ (0.01)	$ (0.01)	$ (0.09)

Basic and diluted weighted average shares outstanding	36,655,571				36,655,571

Pro forma adjustments are computed assuming the merger transaction was consummated at the beginning of the period.

(A)	Represents MDI, Inc. ("MDI") historical statement of operations for the year ended December 31, 2008.
(B)
FAS Construction Management was sold on April 14, 2009.  The results of operations related to the business of FAS Construction Management are being eliminated.  Historical financial statements do not yet reflect discontinued operation presentation.

(C)	Represents revenue and expenses associated with the sale of security systems and general contractor businesses.
(D)	Represents personnel costs associated with management function of MDII after spin out.
(E)	Elimination of related party rental income associated with STC Holdings.
(F)	Interest income from $1 million promissory note calculated at 4% per annum.

MDI, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(in thousands, except share and per share data)

	MDI, Inc. (A)	Sale of Security Systems and General Contractors Businesses (B)	Pro Forma Adjustments	MDI, Inc. Pro Forma

Net sales	$ 7,560	$ 7,515	$ 171 (E)	$ 216
Cost of sales	5,996	5,983	-	13
Gross profit	1,564	1,532	171	203

Other operating costs:
Selling, general and administrative	3,417	2,234	434 (C)	1,617
Asset and goodwill impairment	6,011	-		6,011
Depreciation and amortization	175	47	-	128
	9,603	2,281	434	7,756

Operating income (loss)	(8,039)	(749)	(263)	(7,553)

Other income (expense):
Interest expense, net	(207)	(1)	20 (F)	(186)
Other, net	417	1	-	416
	210	-	20	230
Income (loss) before income taxes and discontinued operations	(7,829)	(749)	(243)	(7,323)
Income taxes	(5)	(1)	-	(4)
Income (loss) from continuing operations	(7,834)	(750)	(243)	(7,327)

Income (loss) from discontinued operations	221	-	(221) (E)	-
Net income (loss)	(7,613)	(750)	(464)	(7,327)

Preferred dividends	(10)	-	-	(10)
Net income (loss) allocable to common shareholders	$ (7,623)	$ (750)	$ (464)	$ (7,337)

Basic and diluted (loss) earnings per share	$ (0.21)	$ (0.02)	$ (0.01)	$ (0.21)

Basic and diluted weighted average shares outstanding	35,634,385			35,634,385

Pro forma adjustments are computed assuming the merger transaction was consummated at the beginning of the period.

(A)	Represents MDI, Inc. ("MDI") historical statement of operations for the six months ended June 30, 2009.
(B)	Represents revenue and expenses associated with the sale of security systems and general contractor businesses.
(C)	Represents personnel costs associated with management function of MDII after spin out.
(D)	Elimination of related party rental income associated with STC Holdings.
(E)	FAS Construction Management was sold on April 14, 2009. The results of discontinued operations are being eliminated from the six month period.
(F)	Interest income from $1 million promissory note calculated at 4% per annum.
OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.  Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in our interests in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

MDI files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that MDI files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These Securities and Exchange Commission filings are also available to the public at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.  Our Internet site address is http://www.mdiincorporated.com. However, any information that is included on or linked to our Internet site is not a part of this proxy statement.